Exhibit 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION REPORTS

QUARTERLY RESULTS

HIGHLIGHTS

•	Earnings per share of $0.74

•	New investments and pipeline of $1.2 billion

•	$1.9 billion of current liquidity available

•	Full year EPS goals remain in $3.70 to $3.90 range

•	Announced proposed acquisition of Company by Cerberus/Blackacre

MIAMI BEACH, September 28, 2004 - LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its third quarter ended August 31, 2004 of $22.5 million, or $0.74 per share diluted, compared to net earnings of $30.3 million, or $1.01 per share diluted, for the same quarter in 2003. For the nine months ended August 31, 2004, net earnings were $98.5 million, or $3.24 per share diluted, compared to net earnings of $89.9 million, or $2.91 per share diluted, for the same period in 2003.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “We continued this quarter to successfully execute our business plan, utilizing our unique franchise to create and then realize value from our real estate investments. Our solid performance in the current period was driven by an increase in recurring income, primarily as a result of the growth of our servicing revenues. Our industry leading commercial real estate workout team earns fees as special servicer, while at the same time controlling risk and adding value to our own CMBS investments. As part of our strategy, we have continued to grow the strong base of LNR’s servicing assignments, both in the U.S. through our new bond purchases, and in Europe, with our recently completed acquisition of Hatfield Philips.”

Mr. Krasnoff added, “Our pipeline of new investments where we look to create value also remains strong. We have over $1.2 billion of assets closed or in the pipeline so far this year in the U.S. and Europe. And we continue to aggressively manage our business to ensure a strong balance sheet and liquidity position, which allows us to carefully select and take advantage of these new investment opportunities.”

Mr. Krasnoff concluded, “While last year’s results included a significant gain on the sale of CMBS through a large resecuritization transaction, we did not have a similar transaction in the current period. Taking into account the asset sales that we have completed so far this year, the timing of those sales we expect to complete for the rest of the year and the investments that we either have in place or in the pipeline, our earnings per share goals for 2004 remain in the range of $3.70 - $3.90.”

PENDING TRANSACTION

On August 29, 2004, a newly formed company, which will be majority owned by affiliates of Cerberus Capital Management, L.P. and its real estate affiliate Blackacre Institutional Capital Management, LLC, agreed to acquire the Company. Cerberus Capital Management, L.P. is a New York-based global private investment firm which, together with its affiliates, manages in excess of $14 billion of capital. Under the terms of the definitive merger agreement, the newly formed company, Riley Property Holdings LLC, will acquire 100 percent of the Company’s outstanding shares for $63.10 per share in cash.

The transaction will require approval by the holders of a majority in voting power of LNR’s stock. Stuart A. Miller, Chairman of the LNR Board of Directors, partnerships owned by his family and a trust of which he is a primary beneficiary, together own shares carrying the power to cast 77.35% of the votes that can be cast with regard to the transaction. Mr. Miller, the partnerships and the trust have entered into a voting agreement under which they have agreed to vote their shares in favor of the merger as long as the Company’s Board of Directors and a special committee of the Board continue to recommend the transaction.

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Total revenues and other operating income(1)	$126,477	143,011	400,416	374,004

Segment earnings before income taxes(1) :
Real estate properties	$20,076	20,654	112,296	88,203
Real estate loans	17,468	13,728	43,337	34,718
Real estate securities	36,473	58,324	112,747	125,422
Corporate and interest	(39,141)	(46,751)	(115,634)	(112,070)

Total earnings before income taxes(1)	34,876	45,955	152,746	136,273

Income taxes(1)	12,381	15,625	54,225	46,333

Net earnings	$22,495	30,330	98,521	89,940

Earnings from continuing operations	$22,342	26,820	76,586	69,825
Earnings from discontinued operations	153	3,510	21,935	20,115

Net earnings	$22,495	30,330	98,521	89,940

Weighted average shares outstanding:
Basic - Common stock	19,102	18,624	18,937	19,791
Basic - Class B common stock	9,770	9,776	9,772	9,784
Diluted	30,426	30,119	30,361	30,898

Net earnings per share(4) :
Basic - Common stock	$0.80	1.10	3.55	3.15
Basic - Class B common stock	$0.72	0.99	3.19	2.83
Diluted	$0.74	1.01	3.24	2.91

Recurring income(1) (2)	$84,461	80,603	247,779	243,515
EBITDA(1) (3)	$73,512	93,265	268,248	251,642

2004 change from prior year:
Total revenues and other operating income(1)	(12)%		7%
Recurring income(1) (2)	5%		2%
EBITDA(1) (3)	(21)%		7%
Net earnings per share - Basic - Common stock(4)	(27)%		13%
Net earnings per share - Basic - Class B common stock(4)	(27)%		13%
Net earnings per share - Diluted(4)	(27)%		11%

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.
(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated entities. See “Supplemental Disclosures” table.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. See “Supplemental Disclosures” table.
(4)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

THIRD QUARTER PERFORMANCE

As required, the Company follows Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under SFAS No. 144, any time the Company sells, or determines to sell, a rental real estate property, it is required to reclassify the revenues and expenses of that property, including the profit or loss on the sale of that property, both with regard to the current period and with regard to the past, as discontinued operations. Primarily because of this, 22% of the Company’s earnings during the first nine months of the fiscal year are characterized as earnings from discontinued operations. However, because the Company, as a real estate operating company, is regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued, because of the application of SFAS No. 144, should be provided. Accordingly, the following discussion and analysis of the Company’s third quarter and nine-month performance is presented on a combined basis. Condensed financial statements under SFAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” tables.

Total revenues and other operating income decreased by $16.5 million, or 12% this quarter, compared with last year’s third quarter. Total revenues and other operating income decreased primarily as a result of higher gains on sales of consolidated real estate assets in the prior year and a lease termination fee received in the prior year, partially offset by higher management and servicing fee income, higher rental revenue and higher equity in earnings of unconsolidated entities in the current year.

Real Estate Properties

Earnings before income taxes from real estate property activities were $20.1 million for the quarter ended August 31, 2004, compared to $20.7 million for the same period in 2003.

Equity in earnings of unconsolidated entities increased by $7.1 million for the quarter ended August 31, 2004, compared to the same period in 2003. This increase primarily resulted from a gain on the sale of an underlying real estate asset from a single asset entity, which developed and operated a class “A” apartment community in Austin, Texas. The Company also recorded a $7.3 million impairment charge during the quarter on an asset it decided to market for sale earlier than originally planned.

During the third quarter of 2003, the Company received a lease termination fee from a tenant that had originally leased 100% of one of its office buildings for ten years. As a result of the lease termination, the Company recorded lease termination fee income of $15.1 million, which was offset by a $15.1 million impairment charge to reflect the market value of the building without the tenant. The transaction had no impact on pretax earnings in 2003.

LNR’s domestic real estate portfolio, including properties held in unconsolidated entities, at quarter-end included approximately 7.6 million square feet of office, retail, industrial and warehouse space, 0.6 million square feet of ground leases, 1,900 hotel rooms, and 9,500 apartments (8,700 in affordable housing communities), either completed or under development. This compares with approximately 6.8 million square feet of office, retail, industrial and warehouse space, 0.3 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed or under development, twelve months earlier. At August 31, 2004, LNR’s consolidated domestic operating property portfolio, excluding $328.1 million of market-rate properties undergoing development or repositioning and $119.0 million relating to the affordable housing business, was yielding approximately 12% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $17.5 million for the quarter ended August 31, 2004, compared to $13.7 million for the same period in 2003. This increase was primarily due to gains on sales of mortgage loans in the current quarter.

During the current period, the Company sold a mortgage loan assumed through the unwinding of a CMBS trust which occurred during the second quarter of 2004, for a gain of $3.8 million.

During the third quarter, the Company funded two new B-note investments for $58.1 million and received $94.4 million from the payment in full of four B-note investments and the partial sale of one B-note investment. Subsequent to the end of the third quarter, the Company committed to fund five additional B-note investments for $107.5 million. Assuming these loans are funded, investments under the Company’s B-note program will have a face value of approximately $563.1 million, a 34% increase over August 31, 2003.

Real Estate Securities

Earnings before income taxes from real estate securities were $36.5 million for the quarter ended August 31, 2004, compared to $58.3 million for the same period in 2003. This decrease was primarily due to lower gains on sales of real estate securities and lower equity in earnings of unconsolidated entities, partially offset by higher management and servicing fee income.

Gains on sales of real estate securities were $3.4 million for the quarter ended August 31, 2004, compared to $29.8 million for the same period in 2003. During the third quarter of 2003, the Company sold $420 million face amount of investment grade CMBS through a resecuritization of a pool of non-investment grade CMBS investments and recognized a pretax gain of $29.3 million.

Equity in earnings of unconsolidated entities decreased by $3.3 million for the quarter ended August 31, 2004, compared to the same period in 2003. The decline in earnings was primarily due to reduced income from the Madison Square joint venture (“Madison”). Madison’s income decreased because of lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture and higher interest expense due to a refinancing within the venture, which occurred in the second quarter of 2004. At the end of the third quarter, the Company’s investment in Madison was $37.4 million. Since inception, the Company has received $185.8 million in cash distributions and fees from Madison on an original investment of $90.1 million.

Management and servicing fee income increased to $20.9 million for the quarter ended August 31, 2004, compared to $11.1 million for the same period in 2003, primarily due to the growth of the Company’s special servicing activity.

The Company’s annualized cash yield on its fixed-rate CMBS portfolio was approximately 16% at the end of the 2004 period. The cash yield on the unrated portion of this portfolio was approximately 35% at the end of the 2004 period.

During the quarter ended August 31, 2004, the Company acquired $208.1 million face amount of non-investment grade CMBS for $100.1 million in eight separate CMBS transactions. Subsequent to the end of the quarter, the Company committed to purchase securities in two additional CMBS transactions. Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.5 billion with an amortized cost of approximately $923 million. The rated portion of this portfolio will be approximately $1.2 billion of face value with an amortized cost of approximately $722 million. The unrated portion of this portfolio will be approximately $1.3 billion of face value with an amortized cost of approximately $201 million.

With these new transactions, the Company will have an investment in or have servicing rights for 146 CMBS pools with an aggregate original face amount of approximately $140 billion, compared to 116 pools with an aggregate original face amount of $99 billion at August 31, 2003.

During the third quarter, the Company acquired Hatfield Philips International (“HPI”), a European commercial real estate loan servicer. HPI is a Fitch and Standard & Poor’s rated servicer and special servicer, with many years of loan servicing experience across Europe. The acquisition of HPI did not have a material impact on the Company’s financial position or results of operation for the third quarter of 2004.

NINE-MONTH PERFORMANCE

Real Estate Properties

For the nine-month period ended August 31, 2004, real estate property earnings before income taxes increased to $112.3 million, from $88.2 million for the same period in 2003, primarily due to $35.6 million of higher gains on sales of real estate property assets, primarily during the second quarter, including sales of property assets within unconsolidated entities, partially offset by lower net rents (rental income less costs of rental operations), including net rents categorized as earnings from discontinued operations, and an impairment charge taken on an asset the Company decided to market for sale earlier than originally planned.

Net rents decreased to $35.7 million for the nine-month period ended August 31, 2004, from $40.9 million for the same period in 2003. This decrease in net rents was primarily due to sales of properties throughout 2003 and 2004, as well as the loss of a tenant in the third quarter of 2003 that had leased 100% of one of the Company’s office buildings as previously discussed. These decreases were partially offset by an increase in net rents from the portfolio of income producing properties acquired from The Newhall Land and Farming Company (“Newhall”) late in the first quarter of 2004.

Real Estate Loans

For the nine-month period ended August 31, 2004, real estate loan earnings before income taxes increased to $43.3 million, from $34.7 million for the same period in 2003, primarily due to higher interest income and higher gains on sales of mortgage loans.

Interest income increased to $41.9 million for the nine-month period ended August 31, 2004, from $36.3 million for the same period in 2003. This increase was primarily due to a higher average level of loan investments, partially offset by income in 2003 realized from profit participation collections on certain mezzanine loans and the payoff of a loan acquired at a discount.

Gains on sales of mortgage loans were $4.0 million for the nine-month period ended August 31, 2004, primarily due to the sale of a mortgage loan during the third quarter of 2004, as previously discussed. There were no sales of mortgage loans in 2003.

Real Estate Securities

For the nine-month period ended August 31, 2004, real estate securities earnings before income taxes decreased to $112.7 million, from $125.4 million for the same period in 2003, primarily due to lower gains on sales of real estate securities, lower interest income, lower equity in earnings of unconsolidated entities and higher operating expenses, partially offset by higher management and servicing fee income.

Gains on sales of securities were $21.3 million for the nine-month period ended August 31, 2004, compared to $29.8 million for the same period in 2003. During the first quarter of 2004, the Company sold $28.7 million face amount of investment grade rated CMBS through a resecuritization of one non-investment grade rated CMBS bond and recognized a pretax gain of $17.3 million. During the nine-month period ended August 31, 2003, a pretax gain of $29.3 million was recognized on a sale of investment grade CMBS through a resecuritization of a pool of non-investment grade CMBS investments, as previously discussed.

Interest income decreased to $81.3 million for the nine-month period ended August 31, 2004, from $88.9 million for the same period in 2003. This decrease was primarily related to a lower average level of CMBS investments during the 2004 period, mostly due to the resecuritization transaction in 2003, and a higher level of write-downs on certain bonds due to cash flow projections where the Company utilized the highest anticipated level of loss severity among possible outcomes.

Equity in earnings of unconsolidated entities decreased by $6.8 million for the nine-month period ended August 31, 2004, compared to the same period in 2003, reflecting a decrease in earnings from Madison, as previously discussed.

Management and servicing fee income increased to $42.3 million for the nine-month period ended August 31, 2004, compared to $27.2 million for the same period in 2003, primarily due to increased activity in the Company’s specially serviced portfolio.

Operating expenses increased by $3.9 million for the nine-month period ended August 31, 2004, compared to the same period in 2003, primarily due to increases in personnel and out-of-pocket expenses directly related to the growth of the Company’s CMBS portfolio and increased special servicing activity.

FINANCING AND CAPITAL STRUCTURE

At August 31, 2004, the Company had $1.9 billion of available liquidity, which consisted primarily of cash and availability under existing credit facilities. Only 12% of the Company’s debt is scheduled to mature over the next twelve months, assuming extension options are exercised.

The Company continues its efforts to maintain a highly match-funded balance sheet. In order to minimize the effects of interest rate risk, the Company seeks to match fixed-rate assets with fixed-rate debt, and floating-rate assets with floating-rate debt. At August 31, 2004, a 100 basis point increase in LIBOR would increase the Company’s net earnings by $0.2 million, or $0.01 per share diluted, on an annualized basis. The Company also seeks to fund itself so the maturities of its liabilities closely match the maturities of its assets. At August 31, 2004, the Company’s weighted average debt maturity was 6.7 years, which the Company believes matches well with its expected asset holding periods.

Interest expense decreased by 2% for the quarter ended August 31, 2004, compared to the same period in the prior year, primarily due to lower average interest rates, partially offset by higher average debt balances. Interest expense increased 3% for the nine-month period ended August 31, 2004, compared to the same period in the prior year, primarily due to higher average debt balances, partially offset by lower average interest rates. The weighted average interest rate on outstanding debt was 5.9% at August 31, 2004, compared to 6.4% at August 31, 2003.

The Company continues to believe that the assets on its balance sheets are conservatively stated relative to fair values. At August 31, 2004, based on management’s internal analysis, asset fair values exceeded their amortized book cost by approximately $440 million. This includes approximately $323 million of excess value that is not reflected on the balance sheet and relates primarily to the real estate property segment. The remainder represents approximately $117 million of fair value in excess of amortized cost related to the available-for-sale CMBS portfolio, which is reflected on the balance sheet, but most of which has not yet been reflected in earnings. This analysis assumes no value for the servicing rights the Company has in 139 CMBS transactions and other contracts, nor any value in excess of book value for the Newhall land venture.

At the end of the quarter, the Company was operating at a 1.36:1 net debt to book equity ratio and at a 1.15:1(1) net debt to equity ratio if book equity is adjusted to reflect the estimated fair value in excess of what is on the balance sheet, assuming no value for the Company’s servicing rights, nor any value in excess of book value for the Newhall land venture.

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Some of the statements contained in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally and internationally, in areas in which the Company owns properties, or in areas (including areas outside the United States) in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international,

(1)	See “Supplemental Disclosures” table.

national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in our capital structure, due to availability of capital or the terms in which it is available or otherwise, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2003, for a further discussion of risks and uncertainties applicable to the Company’s business.

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Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s third quarter results will be held at 11:00 AM Eastern Time on September 29, 2004. This call will be broadcast live over the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=108120&s=wm&e=946349. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 846072. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com/.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Revenues
Rental income	$28,689	19,112	76,010	58,143
Management and servicing fees	21,641	12,274	44,570	30,830

Total revenues	50,330	31,386	120,580	88,973

Other operating income
Equity in earnings of unconsolidated entities	14,759	11,088	61,314	36,898
Interest income	40,345	40,059	123,595	125,497
Gains on sales of:
Real estate	1,473	2,220	6,046	11,522
Investment securities	3,393	29,764	21,270	29,764
Mortgage loans	3,807	—	3,960	—
Lease termination fee	—	15,115	—	15,115
Other, net	(1,129)	(2,578)	(1,929)	(885)

Total other operating income	62,648	95,668	214,256	217,911

Costs and expenses
Cost of rental operations	18,779	10,705	47,156	31,067
General and administrative	27,397	21,895	75,147	65,121
Depreciation	5,883	3,976	15,464	11,794
Impairment of long-lived assets	—	15,050	—	15,050
Minority interests	(136)	(215)	(209)	(7)
Interest	26,430	25,098	77,051	69,151
Loss on early extinguishment of debt	—	10,343	3,440	10,343

Total costs and expenses	78,353	86,852	218,049	202,519

Earnings from continuing operations before income taxes	34,625	40,202	116,787	104,365

Income taxes	12,283	13,382	40,201	34,540

Earnings from continuing operations	22,342	26,820	76,586	69,825

Discontinued operations:
Loss from operating properties sold or held for sale, net of tax	(5,308)	(1,666)	(5,605)	(1,552)
Gains on sales of operating properties, net of tax	5,461	5,176	27,540	21,667

Earnings from discontinued operations	153	3,510	21,935	20,115

Net earnings	$22,495	30,330	98,521	89,940

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings - Continued

(In thousands, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Weighted average shares outstanding:
Basic - Common stock	19,102	18,624	18,937	19,791
Basic - Class B common stock	9,770	9,776	9,772	9,784
Diluted	30,426	30,119	30,361	30,898

Net earnings per share from continuing operations(1):
Basic - Common stock	$0.80	0.98	2.76	2.44
Basic - Class B common stock	$0.72	0.88	2.49	2.20
Diluted	$0.73	0.89	2.52	2.26

Net earnings per share from discontinued operations(1):
Basic - Common stock	$0.00	0.12	0.79	0.71
Basic - Class B common stock	$0.00	0.11	0.70	0.63
Diluted	$0.01	0.12	0.72	0.65

Net earnings per share(1):
Basic - Common stock	$0.80	1.10	3.55	3.15
Basic - Class B common stock	$0.72	0.99	3.19	2.83
Diluted	$0.74	1.01	3.24	2.91

(1)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	August 31, 2004	November 30, 2003
ASSETS

Cash and cash equivalents	$31,684	29,667
Restricted cash	81,323	23,732
Investment securities	1,033,804	900,334
Mortgage loans, net	455,379	462,545
Operating properties and equipment, net	744,325	483,407
Land held for investment	69,218	58,578
Investments in unconsolidated entities	494,007	426,576
Assets held for sale(1)	60,494	159,829
Other assets	116,717	88,346

Total assets	$3,086,951	2,633,014

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accounts payable and other liabilities	$233,673	188,250
Liabilities related to assets held for sale(1)	53,354	96,305
Mortgage notes and other debts payable	1,630,928	1,296,536

Total liabilities	1,917,955	1,581,091

Minority interests	10,668	1,056

Stockholders’ equity	1,158,328	1,050,867

Total liabilities and stockholders’ equity	$3,086,951	2,633,014

Shares outstanding	29,865	29,716

Stockholders’ equity per share	$38.79	35.36

(1)	See “Supplemental Disclosures” table for details of assets held for sale and liabilities related to assets held for sale.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for sale include the following:

(In thousands)	August 31, 2004	November 30, 2003
Operating properties and equipment, net	$59,644	157,535
Other assets	850	2,294

Total	$60,494	159,829

Liabilities related to assets held for sale include the following:
(In thousands)	August 31, 2004	November 30, 2003
Accounts payable and other liabilities	$2,454	10,055
Mortgage notes and other debt payable	50,900	86,250

Total	$53,354	96,305

RECURRING INCOME(1)

	Three Months Ended August 31,		Nine Months Ended August 31,
(In thousands)	2004	2003	2004	2003
Consolidated components:
Rental income	$28,689	19,112	76,010	58,143
Cost of rental operations	(18,779)	(10,705)	(47,156)	(31,067)
Interest income	40,345	40,059	123,595	125,497
Management and servicing fees	21,641	12,274	44,570	30,830
Pro rata share of earnings of unconsolidated entities	11,508	17,586	43,060	46,266

Recurring income from continuing operations	83,404	78,326	240,079	229,669

Recurring income from discontinued operations	1,057	2,277	7,700	13,846

Total recurring income(1)	$84,461	80,603	247,779	243,515

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated entities. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about the Company’s operations and along with net income, is useful in understanding its operating results. Recurring income is not a financial measure calculated in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

(In thousands)	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Continuing operations:
Earnings	$22,342	26,820	76,586	69,825
Add back:
Income tax expense	12,283	13,382	40,201	34,540
Interest expense	26,430	25,098	77,051	69,151
Depreciation expense	5,883	3,976	15,464	11,794
Amortization expense	3,806	2,824	9,883	6,152
Loss on early extinguishment of debt	—	10,343	3,440	10,343

EBITDA from continuing operations	70,744	82,443	222,625	201,805

Discontinued operations:
Earnings	153	3,510	21,935	20,115
Add back:
Income tax expense	98	2,243	14,024	11,793
Interest expense	1,362	3,147	5,757	10,863
Depreciation expense	1,146	1,880	3,881	6,614
Amortization expense	9	42	26	452

EBITDA from discontinued operations	2,768	10,822	45,623	49,837

EBITDA	$73,512	93,265	268,248	251,642

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities, both determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. Because EBITDA is not a measure determinable under generally accepted accounting principles, there are no standards for calculating EBITDA. Therefore, EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

The Company uses EBITDA as a supplemental measure for making decisions and believes it provides relevant information about its operations and its ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Also, many of the Company’s debt instruments have covenants relating to its EBITDA or similar measures. The Company believes investors may find information about its EBITDA helpful, because prices of securities of companies in real estate related businesses often are affected by their EBITDA. Because of the nature of its business, the Company believes net earnings is the measure of financial performance calculated in accordance with generally accepted accounting principles that is most comparable to EBITDA.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)	August 31, 2004
Debt	$1,681,828	(1)
Less:
Cash and cash equivalents	(31,684)
Section 1031 funds included in restricted cash	(76,030)

Net debt	$1,574,114

Equity	$1,158,328
Fair value adjustment:
Estimated excess of fair value of assets over book value(2)	322,873
Tax effect	(114,620)

	208,253

Equity (adjusted for fair value of assets)	$1,366,581

Net debt to equity	1.36:1	x

Net debt to equity (adjusted for fair value of assets)	1.15:1	x

(1)	Includes $50,900 of debt classified as “liabilities related to assets held for sale.”
(2)	Based on management’s internal analysis, which assumes no value for the Company’s CMBS servicing rights, nor any value in excess of book value for the Newhall land venture.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144

(In thousands)	Three Months Ended August 31, 2004			Three Months Ended August 31, 2003
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$28,689	4,553	33,242	19,112	7,460	26,572
Management and servicing fees	21,641	(9)	21,632	12,274	(3)	12,271

Total revenues	50,330	4,544	54,874	31,386	7,457	38,843

Other operating income
Equity in earnings of unconsolidated entities	14,759	—	14,759	11,088	—	11,088
Interest income	40,345	3	40,348	40,059	15	40,074
Gains on sales of:
Real estate	1,473	8,952	10,425	2,220	8,485	10,705
Investment securities	3,393	—	3,393	29,764	—	29,764
Mortgage loans	3,807	—	3,807	—	—	—
Lease termination fee	—	—	—	15,115	—	15,115
Other, net	(1,129)	—	(1,129)	(2,578)	—	(2,578)

Total other operating income	62,648	8,955	71,603	95,668	8,500	104,168

Costs and expenses
Cost of rental operations	18,779	3,490	22,269	10,705	5,195	15,900
General and administrative	27,397	—	27,397	21,895	—	21,895
Depreciation	5,883	1,146	7,029	3,976	1,880	5,856
Impairment of long-lived assets	—	7,250	7,250	15,050	—	15,050
Minority interests	(136)	—	(136)	(215)	(18)	(233)
Interest	26,430	1,362	27,792	25,098	3,147	28,245
Loss on early extinguishment of debt	—	—	—	10,343	—	10,343

Total costs and expenses	78,353	13,248	91,601	86,852	10,204	97,056

Earnings before income taxes	34,625	251	34,876	40,202	5,753	45,955
Income taxes	12,283	98	12,381	13,382	2,243	15,625

Earnings from continuing operations	22,342	153	22,495	26,820	3,510	30,330

Discontinued operations:
Loss from operating properties sold or held for sale, net of tax	(5,308)	5,308	—	(1,666)	1,666	—
Gains on sales of operating properties, net of tax	5,461	(5,461)	—	5,176	(5,176)	—

Earnings from discontinued operations	153	(153)	—	3,510	(3,510)	—

Net earnings	$22,495	—	22,495	30,330	—	30,330

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144 - Continued

(In thousands)	Nine Months Ended August 31, 2004			Nine Months Ended August 31, 2003
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$76,010	19,531	95,541	58,143	31,560	89,703
Management and servicing fees	44,570	798	45,368	30,830	(7)	30,823

Total revenues	120,580	20,329	140,909	88,973	31,553	120,526

Other operating income
Equity in earnings of unconsolidated entities	61,314	—	61,314	36,898	—	36,898
Interest income	123,595	104	123,699	125,497	47	125,544
Gains on sales of:
Real estate	6,046	45,147	51,193	11,522	35,520	47,042
Investment securities	21,270	—	21,270	29,764	—	29,764
Mortgage loans	3,960	—	3,960	—	—	—
Lease termination fee	—	—	—	15,115	—	15,115
Other, net	(1,929)	—	(1,929)	(885)	—	(885)

Total other operating income	214,256	45,251	259,507	217,911	35,567	253,478

Costs and expenses
Cost of rental operations	47,156	12,733	59,889	31,067	17,754	48,821
General and administrative	75,147	—	75,147	65,121	—	65,121
Depreciation	15,464	3,881	19,345	11,794	6,614	18,408
Impairment of long-lived assets	—	7,250	7,250	15,050	—	15,050
Minority interests	(209)	—	(209)	(7)	(19)	(26)
Interest	77,051	5,757	82,808	69,151	10,863	80,014
Loss on early extinguishment of debt	3,440	—	3,440	10,343	—	10,343

Total costs and expenses	218,049	29,621	247,670	202,519	35,212	237,731

Earnings before income taxes	116,787	35,959	152,746	104,365	31,908	136,273
Income taxes	40,201	14,024	54,225	34,540	11,793	46,333

Earnings from continuing operations	76,586	21,935	98,521	69,825	20,115	89,940

Discontinued operations:
Loss from operating properties sold or held for sale, net of tax	(5,605)	5,605	—	(1,552)	1,552	—
Gains on sales of operating properties, net of tax	27,540	(27,540)	—	21,667	(21,667)	—

Earnings from discontinued operations	21,935	(21,935)	—	20,115	(20,115)	—

Net earnings	$98,521	—	98,521	89,940	—	89,940